Exhibit 10.17

NETWORKED ENERGY SERVICES (NES) SYSTEM

VALUE-ADDED RESELLER (VAR) AGREEMENT

between

ECHELON CORPORATION (“ECHELON”)

550 Meridian Avenue

San Jose, CA 95126-3422

USA

and

             (“VAR”)

Effective Date:

Agreement Number: NES-VAR

ECHELON enters into this Networked Energy Services Value-Added Reseller Agreement (the “Agreement”) as of the Effective Date to sell to VAR components of ECHELON’s Networked Energy Services (NES) System (the “NES System”) in accordance with the terms and conditions contained in this Agreement so that VAR may resell its value-added system built on the NES System to VAR’s utility customers.

All purchase orders shall be governed by the terms and conditions of this Agreement notwithstanding any preprinted terms and conditions in any other document. VAR has read, understands and agrees to the terms of this Agreement and the undersigned is duly authorized to sign this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed. Each party warrants and represents that its respective signatories whose signatures appear below have been and are on the date of signature duly authorized to execute this Agreement.

ECHELON

By:		By:
Print Name:	Oliver R. Stanfield	Print Name:
Title:	Executive Vice President & CFO	Title:

Tel: 408-938-5243		Tel:
Fax: 408-790-3590 (contracts administration)		Fax:
Email:cstanfield@echelon.com		Email:

NES SYSTEM VAR AGREEMENT

TERMS AND CONDITIONS

1. Definitions.

1.1 Added Value means non-ECHELON hardware, software and/or services that represent a significant enhancement and transformation of the NES System with regard to both value and function. For purposes of this definition, providing financing options is not considered Added Value.

1.2 Data Concentrators means ECHELON hardware that provides the connectivity infrastructure between NES System Meters and the NES System Software, as more specifically described in Exhibit A-2.

1.3 Deployment Win shall mean a binding contractual arrangement between VAR and a utility for the supply of VAR’s Value-Added Utility Solution, which arrangement satisfies the requirements set forth in Section 3.2.2.

1.4 Documentation means ECHELON’s Hardware and Software documentation, in hard copy or electronic form.

1.5 ECHELON Meter means each ECHELON meter as offered by ECHELON from time to time and as more specifically described on Exhibit A-1.

1.6 Hardware means ECHELON Meters and the Data Concentrators. Exhibits A-1 and A-2 contain the current specifications for the Hardware, which specifications may be modified from time to time by ECHELON, subject to Section 7.2.

1.7 Lead Time means the length of time between the receipt by ECHELON of an order for the Purchase of Hardware from VAR and the shipment of such Hardware to VAR, to account for such matters that include but are not limited to the time needed to acquire, manufacture and assemble Hardware components of the NES System.

1.8 NES System means ECHELON’s Networked Energy Services (NES) System, which is a set of (i) Software, (ii) Data Concentrators and (iii) ECHELON Meters, that work together to provide the core infrastructure for delivering networked energy services to a Utility, as such system is generally described on Exhibit A.

1.9 NES System API means ECHELON’s application programming interface for the NES System Software, as defined in the NES System User Guide.

1.10 NES System Meters means ECHELON Meters.

1.11 NES System Software means ECHELON’s enterprise software that supervises and communicates with Data Concentrators as needed to deliver networked energy services and provides a standards-based web services interface to the Utility’s enterprise middleware or applications. Exhibit A-3 contains the current specifications for the NES System Software, which specifications may be amended from time to time by ECHELON.

1.12 NES VAR Services means the Start-Up Services set forth in Section 5.1 and other services relating to the NES System as offered by ECHELON to its value-added resellers for the NES System from time to time.

1.13 NES System Provisioning Software means ECHELON’s Windows-based application software that can be used to configure various parameters of Echelon Meters and Data Concentrators.

1.14 Published Availability Schedule means Echelon’s schedule of Lead Times for products, as the same may be revised by ECHELON from time to time.

1.15 Software means the NES System Software and the NES System Provisioning Software as described on Exhibit A-3, any diagnostic tool or similar software distributed by ECHELON from time to time to VAR with respect to the NES System, and any copies thereof and Updates and Upgrades provided by ECHELON pursuant to the terms of its Software Investment Protection (SIP) Service.

1.16 Software Investment Protection (SIP) Service shall mean the program described on Exhibit D. The SIP Service shall refer to the VAR SIP Service and any of the Utility SIP Service offerings, as applicable.

1.17 Supervised Meter means each NES System Meter installed as part of VAR’s Value-Added Utility Solution.

1.18 Transit Time means, for each shipment of Hardware, the period of time quoted by ECHELON to VAR from time to time for delivery of such shipment from ECHELON’s shipping facility to the location specified by VAR and by the transportation method specified by VAR.

1.19 Update means, if and when available, bug fixes, patches and minor functional enhancements to the then-current version of Software that ECHELON makes generally available to its customers who are then-current customers for ECHELON’s Software Investment Protection (SIP) Service.

1.20 Upgrade means, if and when available, a new release of Software that contains substantial new features and/or additional functionality that ECHELON makes generally available to VAR under the VAR SIP Service or to VAR’s customers who are then-current customers for a Utility SIP Service that provides for Upgrades.

1.21 Utility means an entity that provides electricity to the public or any portion thereof.

1.22 VAR Data Concentrator means a data concentrator assembled by or for VAR that incorporates a Data Concentrator packaged in an appropriate case and combined with an appropriate modem(s) and safety breakers, as adapted for VAR’s target market(s).

1.23 VAR Support means the telephone and e-mail support provided by Echelon to VAR’s trained development personnel to support VAR’s development of VAR’s Value-Added Utility Solution and (ii) the second level support provided by ECHELON to VAR’s primary support contacts (as such term is defined in Section 4.5) to support VAR’s Utility customers that are participants in a Utility SIP program.

1.24 VAR’s Value-Added Utility Solution means VAR’s networked metering solution for Utilities comprised of the NES System and Added Value.

2. Scope; Appointment; Value-Added Requirement. This Agreement sets forth the terms and conditions for VAR’s purchase of the NES System and NES VAR Services in connection with its provision of VAR’s Value-Added Utility Solution to Utilities. ECHELON hereby appoints VAR as a non-exclusive value-added reseller of the NES System. VAR shall resell the Hardware and redistribute Software only to Utilities and only as part of VAR’s Value-Added Utility Solution. As a condition of this appointment, VAR will not redistribute the NES System to other resellers, distributors, OEMs or value added resellers.

3. Term.

3.1 Initial Term; Renewal Terms. This Agreement shall remain in full force and effect for an initial period beginning on the Effective Date and ending twenty-four (24) months thereafter (the “Initial Term”). Following the Initial Term, this Agreement may be extended for successive twelve (12) month terms (each, a “Renewal Term”) by mutual written consent of the parties at least ninety (90) days prior to the end of the Initial Term or then-current Renewal Term, which consent may be withheld in either party’s sole discretion.

3.2 Registered Opportunities; Long-Term Deployment Win Support.

3.2.1 VAR may register with ECHELON opportunities for sale of VAR’s Value-Added Utility Solution by submitting to ECHELON a document identifying the potential customer and, in reasonable detail, the opportunity (each, an “Opportunity Notice”).

3.2.2 In order for a contractual arrangement between VAR and a Utility for the sale of Value-Added Utility Solution to be deemed to qualify as a “Deployment Win,” such arrangement shall satisfy the following requirements: (i) VAR has executed a term sheet with or submits a tender to the Utility specified in the corresponding Opportunity Notice regarding the supply of VAR’s Value-Added Utility Solution within three (3) months of the date of the Opportunity Notice; (ii) VAR has executed a definitive agreement with such Utility for the supply of VAR’s Value-Added Utility Solution (a “Deployment Agreement”) within nine (9) months of the date of the corresponding Opportunity Notice and (iii) VAR has provided ECHELON with written evidence thereof.

3.2.3 Notwithstanding the non-renewal of this Agreement, ECHELON agrees to supply the NES System to VAR according to the terms of this Agreement in effect as of the date of the corresponding Opportunity Notice in order to support a Deployment Win for the shorter of (i) the term of the Deployment Agreement or (ii) four (4) years following the date of the corresponding Opportunity Notice; provided that VAR continues to comply with the terms and conditions of this Agreement, including without limitation, the Minimum Intended Purchase Level set forth in Section 7.6.

4. VAR Obligations. VAR represents to ECHELON that VAR has the technical, marketing and sales resources to develop, promote and sell VAR’s Value-Added Utility Solution.

4.1 Development. VAR shall:

4.1.1 Intentionally left blank.

4.1.2 Assemble or integrate a VAR Data Concentrator;

4.1.3 Develop software applications based upon the NES System Software solely using the NES System API and provide associated integration services. VAR shall provide Echelon with periodic updates regarding such development efforts;

4.1.4 Provide value-added services; and

4.1.5 Follow any ECHELON-provided testing or certification guidelines.

4.2 Traceability. VAR shall comply with the traceability requirements set forth on Exhibit C.

4.3 Commitment to the NES System.

4.3.1 Primary Offering. VAR agrees that, during the term of this Agreement, VAR (i) will aggressively promote VAR’s Value-Added Utility Solution as VAR’s preferred and primary system offering for residential and light commercial metering applications over, without limitation, VAR’s own Legacy Systems and Competitive Products (as such terms are defined below); (ii) will publicly announce (subject to Section 6.2) and promote VAR’s Value-Added Utility Solution and the NES System as its new, strategic and long-term direction for utility solutions; (iii) will use best efforts to maximize sales of VAR’s Value-Added Utility Solution to Utilities and to convince Utilities of the value of the NES System; and (iv) will give ECHELON at least ninety (90) days notice prior to entering into a joint venture, co-marketing, reseller, distribution, OEM, value added reseller or other relationship with a third party to develop, have developed, offer for sale, sell or resell (on its behalf or on behalf of a third party) Competitive Products. For purpose of this Agreement, “Competitive Products” means networked meter systems or components thereof that are functionally similar to or competitive with the NES System or any Hardware or Software components thereof that are marketed for use in residential or light commercial settings, but in any case excluding products and services functionally similar to components of the NES System which are targeted for use in heavy commercial and industrial settings. VAR’s marketing and sales support shall include maintaining a demonstration implementation of VAR’s Value-Added Utility Solution for promotion to prospective Utilities, as well as for training. VAR shall make the demonstration implementation available for use by ECHELON for marketing and other purposes upon reasonable notice and during normal business hours.

4.3.2 Notice of Missing Functionality. If VAR is unable to convince a Utility to accept the NES System or in good faith believes that the NES System cannot meet the technical or business requirements of a specific Utility, VAR will present to ECHELON a written summary of the “Missing Functionality” describing (i) the function(s) needed that the NES System does not supply, (ii) the volume of meters associated with the needed function(s), (iii) the timeframe in which the needed function(s) must be available in the NES System to meet the Utility’s needs, and (iv) an estimate of the incremental value of the needed function(s). ECHELON and VAR shall work together in good faith to determine if the Missing Functionality can be added to the NES System or if the Utility’s needs can be otherwise fulfilled through the NES System. If the parties cannot reach a mutually agreeable conclusion to this process after a reasonable period of time, VAR shall be free to offer Competitive Products to such Utility and such offer shall not be deemed to be in breach of this Section 4.3.

4.3.3 Legacy System Support. For purposes of this Agreement, “Legacy Systems” means those Competitive Products offered for on behalf of VAR prior to the effective date of this Agreement. VAR shall not be deemed to be in breach of this Section 4.3 to the extent (i) VAR provides support relating to Legacy Systems to customers that existed as of the Effective Date or (ii) otherwise and in good faith provides Legacy Systems in order to comply with its contractual obligations to third parties in effect as of the Effective Date.

4.4 Sales Training. VAR shall assure that at least two (2) of its then-current personnel have completed NES System sales training as may be required by ECHELON from time to time, at ECHELON’s headquarters in San Jose, California or at another mutually agreed-upon location.

4.5 Support Training. VAR shall designate at least two (2) of its then-current personnel as primary support contacts who shall serve as the interface between VAR and ECHELON technical support. Each primary support contact will be required to have completed the training provided by ECHELON described on Exhibit E.

4.6 Support. VAR shall provide front-line support to Utilities and shall participate in the VAR SIP Program described in Exhibit D. ECHELON’s then-current Exhibit D will apply to any Renewal Term. ECHELON will provide VAR with the then-current Exhibit D at least ninety (90) days prior to the end of the Initial Term or any Renewal Term. ECHELON reserves the right, but does not assume the responsibility, to directly support any Utility.

5. ECHELON Obligations.

5.1 Start-Up Services. ECHELON shall provide to VAR the “Start-Up Services” and VAR shall pay to ECHELON the Start-Up Services Fee, as detailed on Exhibit E.

5.2 VAR Support, Software Investment Protection (SIP) Service. ECHELON shall provide VAR with VAR Support, including the VAR SIP Service and, if so elected by VAR, Utility SIP Service, at the charges referenced in Section 9.3 and in accordance with the terms of Exhibit D.

5.3 Documentation. At no charge to VAR, ECHELON shall provide VAR with electronic or CD-ROM copies of the then-available Documentation, which Documentation shall be in English. Promptly after ECHELON issues any revisions or updates to the Documentation (provided that, in the case of Documentation relating to the SIP Service, VAR participates in such service), ECHELON will provide a copy thereof to VAR at no charge. In the event Documentation must be translated from English into another language to satisfy VAR’s requirements or for any other reason, ECHELON authorizes VAR to arrange for such translations at its expense and authorizes VAR to use, reproduce and distribute such translations, but only in connection with the project which required such translations. VAR shall provide copies thereof to ECHELON without compensation and such translated Documentation, including the copyrights thereto, shall automatically be and remain the property of ECHELON.

5.4 Promotional Materials. At no charge to VAR, ECHELON shall provide VAR with electronic copies of certain NES System sales collateral (“Collateral”) for use in connection with promoting and selling the NES System. VAR may use the Collateral in accordance with the provisions of Sections 8.2.5 and 12.

6. Mutual Obligations.

6.1 Cooperation. The parties will cooperate to promote the NES System and VAR’s Value-Added Utility Solution and shall provide feedback to one another regarding their systems. Either party shall, at the reasonable request of the other party, participate in joint marketing and selling activities during the term of this Agreement, including without limitation, (subject to reasonable availability of each party’s personnel) meeting with Utilities and reviewing and assisting one another with responses to a Utility’s tender documents in connection with Opportunity Notices. Each party shall bear its own expenses in connection with such activities.

6.2 Publicity. The parties shall issue a mutually agreed-upon press release announcing the relationship created by this Agreement promptly after the Effective Date. VAR agrees that Echelon may reference VAR as a customer and value-added reseller on its website, in its regulatory filings and in its marketing materials, and VAR grants to ECHELON a royalty-free, non-exclusive, non-transferable license to use the VAR’s logo for such purposes.

6.3 Homologation, Certification and Verification. In the event that applicable local law or regulation requires that any NES Meter and/or Data Concentrator be homologated in a jurisdiction in which homologation has not previously been obtained, then ECHELON shall have the right, but not the obligation, to proceed to obtain homologation in such jurisdiction. In the event ECHELON does not so elect, then ECHELON shall have no obligation to sell Hardware to VAR for such jurisdiction if doing to would violate applicable local law or regulation. However, VAR may request ECHELON’s consent for VAR to obtain homologation in such jurisdiction. In the event ECHELON grants such approval, VAR may proceed to obtain homologation, at VAR’s sole cost and expense, but only in ECHELON’s name. ECHELON and VAR shall reasonably cooperate to obtain homologation, and VAR may request that ECHELON provide, on an as-available basis, e-mail and telephone support, at no charge to VAR, with respect to such homologation activities. VAR shall also undertake, at its sole cost and expense, any required certification, verification or similar activities or approvals with respect to NES Meters that VAR intends to purchase under this Agreement, and ECHELON shall have no obligation to undertake or incur any cost or expense with respect to any such activities. In the event ECHELON’s participation is required for such activities and ECHELON agrees to such participation, then VAR shall be responsible for any costs or expenses incurred by ECHELON in connection with such activities, including any on-going costs or expenses payable by ECHELON in connection with such certification, verification or similar activity or approval.

7. Hardware Purchase. VAR’s purchase of Hardware shall be governed by the following terms:

7.1 Purchase. For purposes of this Agreement, “Purchase” means each shipment made by ECHELON to VAR during the Initial Term or any Renewal Term of this Agreement, as applicable. If ECHELON accepts an order during the Initial Term or a Renewal Term that is then shipped by ECHELON to VAR during a subsequent term, then such shipment will constitute a Purchase during the term in which the shipment takes place; provided, however, that if shipment is delayed to a subsequent term by ECHELON’s inability to deliver such Hardware subject to its Published Availability Schedule (“Delayed Shipment”), then such shipment shall constitute a Purchase during the term in which the order was placed. Software is subject to license and not sale. Each reference in this agreement to a “Purchase” or “purchase” or “sale” of Software, or like terms, shall refer to a “license” of that Software rather than a transfer of title to that Software.

7.2 Hardware Offering. All of the Hardware components of the NES System that VAR may Purchase under this Agreement are set forth on Exhibits A-1 and A-2.

7.2.1 Additions and Deletions. ECHELON may, from time to time, in its discretion, add Hardware components to Exhibits A-1 and A-2. Subject to the terms of Section 7.3, ECHELON may delete any Hardware component from Exhibits A-1 and A-2 sixty (60) days after the date of written notice to VAR of such deletion.

7.2.2 Minor Hardware Modifications. ECHELON shall provide VAR with at least sixty (60) days prior notice of any substitutions or modifications to the specifications or implementations of the Hardware which substitutions or modifications do not adversely affect form, fit or function when such Hardware is used by VAR in accordance with ECHELON’s specifications and usage guidelines and good engineering practices (“Minor Hardware Modification(s)”). ECHELON shall provide VAR with notice of any Minor Hardware Modifications if such Hardware has been Purchased by VAR under this Agreement during the six (6) month period immediately preceding such Minor Hardware Modification. Notwithstanding the foregoing, such notice requirement shall not apply to substitutions or modifications to ECHELON internal documentation or other similar minor changes.

7.2.3 Major Hardware Modifications. ECHELON shall provide VAR with at least sixty (60) days prior notice of any substitutions or modifications to the specifications or implementations of the Hardware which substitutions or modifications do adversely affect form, fit or function when such Hardware is used by VAR in accordance with ECHELON’s specifications and usage guidelines and good engineering practices (“Major Hardware Modification(s)”), provided that: (a) such notice period shall not apply (but ECHELON will notify VAR as promptly as reasonably practicable) with respect to Major Hardware Modifications that are required to comply with government regulations or to facilitate safe operation of the Hardware; and (b) such notice shall only be required if VAR has placed orders for the applicable Hardware under this Agreement during the six (6) month period immediately preceding such Major Hardware Modification.

7.3 Last Time Buy. VAR agrees to promptly review such notices of Hardware deletions, Minor Hardware Modifications and Major Hardware Modifications and advise ECHELON within sixty (60) days of each such notice if the deletion, Minor Hardware Modification or Major Hardware Modification cannot be reasonably accommodated within VAR’s Value-Added Utility Solution. In the event of such determination by VAR, VAR shall have the right to place an order for the unmodified version of such Hardware during such sixty (60) day period; provided that: (i) VAR’s requested delivery date(s) for such Hardware is within one hundred eighty (180) days after the date of ECHELON’s notice; (ii) notwithstanding the provisions of Section 7.11, such order may not be canceled, delayed or reduced; (iii) VAR timely pays any non-refundable deposit requested by ECHELON with respect to such order; (iv) such deletion or Minor or Major Modification was not made to comply with government regulations, to facilitate safe operation of the Hardware or pursuant to the last sentence of Section 16.1; and (v) if such order is for Hardware which has undergone a Minor Hardware Modification, then VAR’s price for such Hardware shall be subject to a twenty percent (20%) premium charge. ECHELON shall waive such premium charge if VAR (i) can reasonably demonstrate to ECHELON that such substitution or modification was in fact a Major Hardware Modification or (ii) provides ECHELON with a copy of a notice from a government authority stating that such modification requires VAR to re-homologate its products that use the modified Hardware.

7.4 Forecasts. On a quarterly basis, VAR will provide ECHELON with a one-year non-binding sales forecast that shall set forth VAR’s estimated monthly requirements for shipment of Hardware by ECHELON’s model number for the upcoming twelve (12) month period. VAR shall provide the first forecast to ECHELON within thirty (30) days after the Effective Date of the Agreement. Upon thirty (30) days advance written notice, ECHELON will have the right to require monthly updates to the forecasts.

7.5 Orders. VAR shall initiate Purchases under this Agreement by submitting written purchase orders which reference this Agreement and include a requested delivery date(s) that (i) conforms to the appropriate Hardware Lead Times set forth in the Published Availability Schedule and (ii) is no later than the earlier of (x) within six (6) months after the purchase order date, except as otherwise approved or required by ECHELON, and (y) ninety (90) days after the termination of the then-current term of this Agreement; such purchase orders shall also include ECHELON’s model number, the applicable price, and requested shipping point to VAR for each Hardware component listed thereon, and in the case of ECHELON Meters, nameplates and labeling specifications using the form specified by ECHELON. The total value of each order for Hardware must equal or exceed minimum order value and minimum shipment quantities communicated by ECHELON to VAR, in ECHELON’s sole discretion, as currently set forth at Exhibit B. ECHELON shall use commercially reasonable efforts to acknowledge or reject orders within fifteen (15) days of its receipt of VAR’s purchase order. Any such acknowledgment shall include the acknowledged delivery date(s) to the carrier (in accordance with Section 7.9) (the “Scheduled Delivery Date(s)”). VAR shall be deemed to have accepted the terms of ECHELON’s acknowledgment of VAR’s purchase order, including the Scheduled Delivery Date(s), unless VAR notifies ECHELON otherwise in writing within five (5) days of VAR’s receipt of such acknowledgment. VAR and ECHELON acknowledge that prior to ECHELON’s initial acknowledgement with respect to an NES System Meter for which a meter configuration checklist (as referenced in Exhibit B) must be completed, then ECHELON shall not be required to acknowledge VAR’s order until such checklist has been completed to ECHELON’s satisfaction; VAR shall cooperate with ECHELON to complete such process as soon as reasonably practicable. Except as set forth in Section 7.11, all changes to the order (as modified by ECHELON’s acknowledgment) require ECHELON’s prior written approval. Orders accepted in one term and shipped in a subsequent term shall be priced at the price in effect at the time of shipment; provided, however, that with respect to a Delayed Shipment (as defined in Section 7.1), the price shall not be revised upward.

7.6 Minimum Intended Purchase Level. VAR intends to Purchase, and ECHELON agrees to sell to VAR, the minimum annual volume and type of Hardware set forth on Exhibit B, subject to the terms and conditions of this Agreement (the “Minimum Intended Purchase Level”). ECHELON shall calculate attainment toward VAR’s Minimum Intended Purchase Level by totaling the number of ECHELON Meters listed on Exhibit B Purchased during the applicable term. While VAR may Purchase from ECHELON products that are not listed on the then-current Exhibits B, such Purchases will not apply toward attainment of VAR’s Minimum Intended Purchase Level. Nothing in this Agreement constitutes a binding commitment on the part of VAR to Purchase the Minimum Intended Purchase Level, although VAR acknowledges that ECHELON may revise the pricing for products as a result of VAR’s failure to achieve the Minimum Intended Purchase Level, on the terms set forth in Section 9.6, or terminate this Agreement, if the requirements of Section 18.2 shall have been satisfied.

7.7 Acceptance. VAR will accept Hardware if such Hardware conforms in all material respects to its specifications. VAR shall inspect all Hardware promptly upon receipt thereof and may reject any item that fails to conform in all material respects to the then-current specifications. To reject Hardware, VAR shall notify ECHELON in writing via fax or e-mail of its rejection and request a Return Material Authorization (RMA) number. Such notice of rejection must be received by ECHELON within (i) in the case of delivery F.O.B. ECHELON’s shipping facility (Uniform Commercial Code) or F.C.A. ECHELON’s shipping facility (Incoterms 2000) (as provided in Section 7.9), the last day of the period calculated as the Transit Time plus fourteen (14) days and (ii) in the case of delivery DDP (Incoterms 2000) (as provided in Section 7.9), fourteen (14) days after VAR’s receipt of the Hardware from the carrier. Upon such request, ECHELON shall provide VAR with a RMA number to be prominently displayed on the shipping container for the defective Hardware. Once ECHELON authorizes the return of any defective product and within five (5) working days of receipt of the RMA number, VAR shall ship such Hardware to the repair facility, freight prepaid, pursuant to the shipping and other requirements specified by ECHELON in its RMA. VAR’s right to return rejected Hardware under this Section 7.7 shall be void if in ECHELON’s reasonable opinion such defective condition was caused in whole or in part by accident, fire, or other hazard or by VAR’s misuse, neglect, testing, attempts to repair, or any other reason not caused by ECHELON. If ECHELON confirms the defect, ECHELON shall, at ECHELON’s option and expense, either provide repaired or replacement the Hardware; otherwise, VAR shall be responsible for all shipping charges. If VAR does not provide notice of defects or return Hardware within the time limits set forth above, then VAR agrees that the Hardware shall be deemed accepted. The foregoing acceptance procedure shall not relieve VAR’s obligation to pay for the quantity of Hardware that is accepted. For example, if ECHELON ships 1,000 units to VAR and 10 units are returned pursuant to the aforementioned RMA procedure, then VAR shall be obligated to pay for 990 units as set forth below in Section 9, and ECHELON shall issue an invoice for 10 units when VAR receives and accepts such units pursuant to this Section 7.7.

7.8 Reservation of Property. To the extent applicable under local law, property, legal or beneficial, in the Hardware will not pass to the VAR until ECHELON has received full payment in cleared funds for all sums owing to ECHELON on any account. Until property passes to VAR, the Hardware shall be held by the VAR as ECHELON’s fiduciary agent and bailee, the VAR shall keep the Hardware identified as ECHELON’s property, and at the VAR’s expense, on request by ECHELON, immediately return the Hardware or permit ECHELON’s representatives to enter the VAR’s premises and repossess such Hardware.

7.9 Delivery. Except as provided below, delivery will be F.O.B. ECHELON’s shipping facility (Uniform Commercial Code) for shipments within the United States and F.C.A. ECHELON’s shipping facility (Incoterms 2000) for shipments outside the United States, whereby upon delivery to the carrier, VAR will become responsible for and bear the entire risk of loss or damage to the products. Title will pass to VAR upon ECHELON’s delivery to the carrier, except as set forth below, and except that the parties acknowledge that title does not pass with respect to Software and any other software or firmware provided with or in Hardware which is distributed with an accompanying software license agreement, as such products are licensed and not sold. Scheduled Delivery Dates are estimates only. In the alternative, VAR may elect for delivery to be DDP (Incoterms 2000) at the location designated by VAR, in which case title will pass to VAR upon the carrier’s delivery to the location designated by VAR from time to time. The parties further acknowledge that pricing for delivery DDP (Incoterms 2000) will necessarily be greater than the pricing contained in Exhibit B, which pricing assumes duty, shipping and insurance are paid by VAR. Upon notice from VAR, which notice shall include the anticipated quantity of Hardware, the location to which the Hardware is to be shipped and such other information as ECHELON may specify, ECHELON will provide a quote to VAR that covers the incremental pricing for delivery DDP (Incoterms 2000) at the location designated by VAR, which incremental pricing shall include the cost of shipping, insurance, duty and such other costs as ECHELON may specify.

7.10 Shipment, Packaging and Mode of Transportation. VAR may provide ECHELON with written shipment and packaging instructions at least fifteen (15) days prior to the Scheduled Delivery Date. ECHELON will use reasonable efforts to accommodate these instructions. In the absence of specific instructions, ECHELON will ship the Hardware by the method it deems most advantageous and in standard commercial packaging. Transportation and insurance charges (if insurance is requested by VAR in its written instructions) will be collected or, if prepaid, will be invoiced to and paid by VAR. When special packaging is requested or, in the opinion of ECHELON, required, the costs of the same, if not set forth on the invoice, will be separately invoiced to and paid by VAR. Equipment held or stored for VAR after an agreed-upon delivery date shall be held or stored at VAR’s sole expense and risk.

7.11 Cancellation, Delay or Reduction of Orders. VAR may not cancel, delay or reduce the quantity of Hardware on that portion of an accepted order with a Scheduled Delivery Date within the applicable Lead Time for such Hardware. VAR may not cancel, delay or reduce the quantity of Hardware on that portion of an accepted order with a Scheduled Delivery Date outside the applicable lead time without ECHELON’s prior written approval and, in the event ECHELON gives such approval, such change shall be subject to a twenty-five percent (25%) cancellation charge.

7.12 New Prices. If under Section 7.11, VAR is permitted a delay in delivery, and if ECHELON has, prior to VAR’s request therefore, notified VAR of price changes that are effective at the time of the new delivery date, then ECHELON’s price to VAR on Hardware for which delivery was delayed and any penalties due to ECHELON hereunder shall be based upon ECHELON’s new prices.

8. Software Licensing.

8.1 Delivery. To the extent not yet delivered, on or before a mutually agreed delivery date, ECHELON shall provide to VAR one (1) gold master copy of each of the NES System Software and the NES System Provisioning Software, as well as the Documentation. The Software (including any Updates and Upgrades) and Documentation shall be deemed accepted thirty (30) days after receipt by VAR from ECHELON unless VAR provides ECHELON with evidence of a non-conformity within such thirty (30) day period.

8.2 License Grants.

8.2.1 ECHELON hereby grants VAR a nonexclusive, nontransferable, worldwide license to use, reproduce, redistribute and sublicense (subject to the terms of Section 10.1) the NES System Software to Utilities only and only as an integral part of VAR’s Value-Added Utility Solution.

8.2.2 ECHELON hereby grants VAR a nonexclusive, nontransferable, worldwide license to use, reproduce, redistribute and sublicense (subject to the terms of Section 10.1) the NES System Provisioning Software to Utilities only and only as an integral part of VAR’s Value-Added Utility Solution.

8.2.3 ECHELON hereby grants VAR a nonexclusive, non-transferable, worldwide license to use the Software consisting of diagnostic tools or similar software delivered by ECHELON to VAR from time to time for use with the NES System Software.

8.2.4 ECHELON hereby grants VAR a nonexclusive, non-transferable, worldwide license (i) to use the NES System API to develop applications for use with the NES System Software and license and distribute such applications to Utility customers of VAR’s Value-Added Utility Solution and (ii) to permit VAR’s Utility customers to use the NES System API to develop applications for use with the NES System Software and to execute and use such applications for such Utility’s internal business operations.

8.2.5 ECHELON hereby grants VAR a non-exclusive, non-transferable, worldwide license to use and prepare derivative works of the Collateral for the sole purpose of selling and promoting VAR’s Value-Added Utility Solution, subject to the terms of Section 12.

VAR shall distribute the then-current version of the Software in its initial provision of Software to a Utility. VAR may only distribute Updates and Upgrades to Utilities for which VAR has purchased the Utility SIP Service in accordance with the terms of Exhibit D.

8.3 Ownership. VAR acknowledges that the Software is the proprietary and confidential information of ECHELON or its suppliers and that ECHELON or its suppliers retain all right, title, and interest in and to the Software, including without limitation all copyrights and other proprietary rights.

8.4 Restrictions. VAR agrees not to reverse engineer, reverse assemble, decompile, or otherwise attempt (i) to defeat, avoid, bypass, remove, deactivate or otherwise circumvent any software protection mechanisms in the Software, including without limitation any such mechanism used to restrict or control the functionality of the Software, or (ii) to derive the source code or the underlying ideas, algorithms, structure or organization from the Software (except that the foregoing limitation shall not apply to the extent that such activities may not be prohibited under applicable law, in which case, VAR covenants that it will notify ECHELON in writing of the information it requires that it is legally permitted to acquire and will not commence such activities if ECHELON, within a reasonable time from its receipt of such notice, covenants that it will work in good faith to provide VAR with the information legally required). VAR may not use, modify, reproduce, sublicense, distribute or otherwise provide to third parties the Software, in whole or in part, other than as permitted under this Agreement.

8.5 Notices. VAR shall not remove any copyright notices or proprietary legends of ECHELON and its suppliers contained within the Software. VAR shall include a copyright notice with its VAR’s Value-Added Utility Solution reflecting the copyright ownership of ECHELON and its suppliers. VAR agrees to indicate in VAR’s documentation for the VAR’s Value-Added Utility Solution that such products contain copyrighted material of ECHELON and its suppliers.

9. Prices; Payment; Taxes.

9.1 Hardware

9.1.1 Price. Subject to Section 7.9 relating to the incremental cost for delivery DDP (Incoterms 2000), the prices for the Hardware are set forth on Exhibit B.

9.1.2 Payment Terms. VAR agrees to pay ECHELON’s invoices within thirty (30) days of the date that title to the Hardware passes to VAR in accordance with Section 7.9, as set forth on ECHELON’s invoice; provided, however that ECHELON reserves the right to require payment in advance or by letter of credit. In order to satisfy ECHELON’s credit requirements, if VAR’s financial statements are not readily publicly available, then promptly upon request of ECHELON, VAR shall provide to copies of ECHELON auditor-certified financial statements or a report of Dunn & Bradstreet or a comparable financial reporting service reasonably acceptable to ECHELON. VAR shall not be entitled to withhold payment in whole or in part on the grounds that it has a claim, counter-claim or set off against ECHELON.

9.2 Software.

9.2.1 Royalties. In consideration for the licenses granted pursuant to Section 8.2, VAR agrees to pay to ECHELON a royalty of $5.00 per Supervised Meter distributed as part of VAR’s Value-Added Utility Solution (the “Meter Software Royalty”).

9.2.2 Payment Terms. ECHELON shall invoice the Meter Software Royalty at the time of invoice for the corresponding Echelon Meter and make a non-refundable prepayment of the Meter Software Royalty with its payment of invoices under Section 9.2.1 above. Invoices shall be payable within thirty (30) days of the shipment date of the related NES System Meter.

9.3 Services; Support. ECHELON shall invoice, and VAR shall pay, fees for NES VAR Services and VAR Support, including the VAR SIP Service and, if so elected by VAR, Utility SIP Service, in accordance with the terms set forth on Exhibits D and E, respectively. Invoices shall be payable within thirty (30) days, except as otherwise provided in Exhibit D or E.

9.4 Currency; Late Payment. All payments are to be made in the currency in which the invoice is rendered. Any invoice in “$” shall be paid in U.S. dollars. If payment of any amount due to ECHELON becomes overdue, ECHELON may, without prejudice to any other right or remedy (i) charge interest on a day to day basis from the invoice date until payment in full on the outstanding amount at the rate of one and one-half percent (1.5%) per month or, if less, such other rate as may be the maximum permitted by law, (ii) require payment in advance of delivery of undelivered Hardware or (iii) suspend delivery of any orders.

9.5 Taxes. All prices are exclusive of all foreign, federal, state, municipal, excise, sales, use, value added (VAT) withholding and other taxes and duties. VAR shall pay any such tax or duty. VAR shall provide ECHELON with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by ECHELON to establish that such taxes have been paid. If ECHELON is required to pay any such tax or duty, the amount shall be added to VAR’s invoice and VAR shall reimburse ECHELON therefore unless VAR provides ECHELON with a valid tax exemption certificate.

9.6 Price Changes. ECHELON may increase the prices for the NES System, on a component-by-component basis, no more frequently than once annually provided that VAR meets or exceeds, on a rolling twelve (12) month basis, the Minimum Intended Purchase Level. In the event that VAR does not maintain its Minimum Intended Purchase Level, ECHELON may adjust pricing for the NES System components in its sole discretion in the next calendar quarter. In the case of any price decreases, the new reduced prices will apply immediately to all new purchase orders placed after the effective date of the decrease and to unshipped orders or parts thereof previously accepted by ECHELON. In the event that a Utility will provide VAR with a firm written commitment to purchase VAR’s Value Added Utility Solution for a fixed term, and as a result, VAR seeks firm pricing for the NES System for such fixed term, then ECHELON agrees to consider, in good faith, providing set pricing for the NES System for such fixed term; provided, that nothing herein shall require ECHELON to agree to any such Base Pricing for any such term.

10. Utility Agreements.

10.1 Software License Restrictions. VAR shall distribute each copy of the NES System Software and NES System Provisioning Software pursuant to a written software license agreement between VAR and the Utility that incorporates the terms and conditions set forth on Exhibit F, which terms may be incorporated into the purchase agreement between VAR and such Utility for VAR’s Value-Added Utility Solution. VAR agrees to use its best efforts to enforce such terms and to inform ECHELON immediately of any known breach of such obligations. ECHELON may modify the terms of Exhibit F upon sixty (60) days written notice to VAR. After the end of such period, the NES System Software and the NES System Provisioning Software may be distributed only pursuant to the modified terms.

10.2 Limitations of Liability. VAR shall distribute VAR’s Value-Added Utility Solution pursuant to an agreement between VAR and the Utility that incorporates the limitations of liability and disclaimers set forth on Exhibit F.

11. Representations and Warranties.

11.1 Representation. Each party represents and warrants that (i) it has the full right, power, and authority to enter into this Agreement and to fully perform its obligations hereunder and (ii) that its entering into and performance of this Agreement does not violate or conflict with any existing agreement between such party and any third party.

11.2 Hardware Limited Warranty. ECHELON warrants to VAR that the Hardware shall be free from defects in materials and workmanship for a period of one (1) year after acceptance by VAR in accordance with Section 7.9. ECHELON’s sole and exclusive liability and VAR’s sole remedy under this warranty shall be, at ECHELON’s option, to provide repaired Hardware or replacement Hardware as provided in Section 11.3.

11.3 Hardware Returns. VAR shall send Hardware with defects covered by the foregoing warranty to ECHELON’s address set forth above or such other address provided by ECHELON from time to time. VAR shall request a Return Material Authorization Number from ECHELON prior to the return of defective Hardware for repair or replacement by ECHELON. Upon such request, ECHELON shall provide VAR with a RMA number to be prominently displayed on the shipping container for the defective Hardware. Once ECHELON authorizes the return of any defective hardware and within five (5) working days of receipt of the RMA Number, VAR shall ship such Hardware to the repair facility, freight prepaid, pursuant to the shipping and other requirements specified by ECHELON in its RMA. VAR acknowledges that replacement Hardware may consist of previously repaired units which may not be identical to the replaced Hardware but will be compatible with the replaced Hardware. This warranty shall be void if in ECHELON’s reasonable opinion such defective condition was caused in whole or in part by misuse, neglect, testing, attempts to repair, or any other cause beyond normal usage by VAR or its employees, installers, agents, utility personnel or other third parties engaged by VAR, or by accident, fire, or other hazard. Repair or replacement does not extend the warranty period for such Hardware.

11.4 Software Limited Warranty. ECHELON warrants to VAR that the (i) the media on which the Software is delivered will be free of defects in materials and workmanship for a period of ninety (90) days after delivery to VAR, and (ii) the Software under normal use will perform substantially in accordance with the Software specifications for a period of ninety (90) days after delivery to VAR. ECHELON’s entire liability and VAR’s exclusive remedy under this warranty will be, at ECHELON’s option, to use reasonable commercial efforts to attempt to correct or work around errors or to replace the Software with functionally equivalent software. From time to time, ECHELON may make other warranty programs available to VAR.

11.5 NES VAR Services. ECHELON shall provide the NES VAR Services in a professional and workmanlike manner. ECHELON’s entire liability and VAR’s exclusive remedy under this warranty will be, at ECHELON’s option, to use reasonable commercial efforts to perform the NES VAR Services again.

11.6 Disclaimer. THE WARRANTIES SET FORTH ABOVE ARE IN LIEU OF, AND TO THE EXCLUSION OF, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL OTHER WARRANTIES AND CONDITIONS REGARDING ALL HARDWARE, SOFTWARE AND SERVICES PROVIDED HEREUNDER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND THEIR EQUIVALENTS REGARDING THE NES VAR SERVICES, SOFTWARE, HARDWARE OR THEIR USE OF OPERATION ALONE OR IN COMBINATION WITH OTHER VALUE ADDED RESELLERS, ECHELON AND THIRD PARTY HARDWARE AND SOFTWARE.

12. Trademark Usage.

12.1 Trademarks.

12.1.1 VAR shall include with its marketing, promotional and advertising materials for VAR’s Value-Added Utility Solution an attribution specified by ECHELON (e.g., the phrase “Powered by ECHELON”) as well as appropriate ECHELON logos (as supplied by ECHELON in camera ready form) and with reasonable prominence and in accordance with ECHELON’s then-current trademark usage guidelines, a current copy of which is set forth at Exhibit G (the “Trademark Usage Guidelines”).

12.1.2 VAR will state that VAR’s Value-Added Utility Solution is built on ECHELON’s NES System, and use in its packaging, marketing, promotional and advertising materials of VAR’s Value-Added Utility Solution such applicable trademarks, trade names and other marks of ECHELON listed in Exhibit G, as may be amended from time to time (collectively, the “ECHELON Trademarks”) in accordance with the Trademark Usage Guidelines. Such use will be in conjunction with VAR’s use of its own marks. Before any such use, VAR will provide to ECHELON copies of any such materials, and VAR shall not so use any to which ECHELON reasonably objects.

12.2 Ownership of Mark. VAR acknowledges the ownership of the Trademarks in ECHELON, agrees that it will do nothing inconsistent with such ownership and that all use of the Trademarks by VAR shall inure to the benefit of and be on behalf of ECHELON. VAR agrees that nothing in this Agreement shall give VAR any right, title or interest in the Trademarks other than the right to use the Trademarks in accordance with this Agreement and that VAR’s use of the Trademarks and any goodwill in the marks resulting from VAR’s use will inure solely to the benefit of ECHELON. VAR agrees that it will not challenge the title of ECHELON to the Trademarks or attack the validity of this Agreement.

12.3 Quality Standards. VAR agrees to maintain the nature and quality of all services and products rendered and sold by VAR in connection with the Trademarks at a level that meets or exceeds industry standards and at least commensurate with the quality of services and products previously provided by VAR.

12.4 Quality Maintenance.

12.4.1 VAR agrees to permit reasonable inspection of VAR’s operation, and to supply ECHELON with specimens of use of the Trademarks upon request. VAR shall comply with all applicable laws and regulations and obtain all appropriate government approvals pertaining to its resale of the NES System and promotion of VAR’s Value-Added Utility Solution.

12.4.2 VAR shall remedy any deficiencies in: (a) its use of the Trademarks, and/or (b) the quality of services rendered in conjunction with the Trademarks, upon reasonable notice from ECHELON.

12.5 Form of Use. VAR agrees to use the Trademarks only in the form and manner and with appropriate legends as prescribed from time to time by ECHELON, and not to use any other trademark or service mark in combination with the Trademarks without prior written approval of ECHELON. The guidelines for using the Trademarks in effect at the Effective Date of this Agreement appear as Exhibit G. ECHELON may, at its sole discretion, change Exhibit G from time to time.

12.6 Infringement Proceedings. VAR agrees to notify ECHELON of any unauthorized use of the Trademarks by others promptly as it comes to VAR’s attention. ECHELON shall have the sole right and discretion to bring infringement or unfair competition proceedings involving the Trademarks.

12.7 Other Trademarks. VAR may make appropriate and truthful reference to ECHELON and ECHELON products and technology in VAR’s company and product literature; provided that VAR property attributes ECHELON’s trademarks, and provided, further, that VAR does not use the name of ECHELON or any ECHELON trademark in its name or in its product name and otherwise complies with ECHELON’s standard trademark usage guidelines. Except as set forth in Section 12.1, no license is granted, express or implied, under any ECHELON trademarks, trade names or service marks.

13. Confidential Information. This Section 13 supersedes the Non-Disclosure Agreement by and between the parties dated                     .

13.1 Definition. The term “Confidential Information” shall mean any information disclosed by one party to the other party in connection with this Agreement that is disclosed in writing, electronically, orally or by inspection and which a party has a reasonable basis to believe is treated as confidential by the other party. Such Confidential Information may include, but is not limited to, unreleased products, financial information, sales and marketing plans, the existence of this Agreement (including its terms) and any information disclosed by one party to the other pursuant to this Agreement which is in written, graphic, machine readable or other tangible form and is marked “Confidential”, “Proprietary” or in some other manner to indicate its confidential nature but does not include customer lists. Confidential Information may also include oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and reduced to a written summary by the disclosing party, within thirty (30) days after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the receiving party.

13.2 Obligation. Each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except as expressly set forth herein or otherwise authorized in writing, shall implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the other party’s Confidential Information and shall not disclose such Confidential Information to any third party except as may be necessary and required in connection with the rights and obligations of such party under this Agreement, and subject to confidentiality obligations at least as protective as those set forth herein. Without limiting the foregoing, each of the parties shall use at least the same procedures and degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement, but in no event less than reasonable care.

13.3 Exceptions. Notwithstanding the above, the restrictions of this Section 13 shall not apply to information that:

13.3.1 was independently developed by the receiving party without any use of the Confidential Information of the other party and by employees or other agents of (or independent contractors hired by) the receiving party who have not been exposed to the Confidential Information as demonstrated by written documentation in existence at the time of the development;

13.3.2 becomes known to the receiving party, without restriction, from a third party without breach of this Agreement and who had a right to disclose it;

13.3.3 was in the public domain at the time it was disclosed or becomes in the public domain through no act or omission of the receiving party; or

13.3.4 was rightfully known to the receiving party, without restriction, at the time of disclosure.

13.4 Authorized Disclosure. In addition, each party shall be entitled to disclose the other party’s Confidential Information to the extent such disclosure is requested by the order or requirement of a court, administrative agency, or other governmental body; provided, that the party required to make the disclosure shall provide prompt, advance notice thereof to enable the other party to seek a protective order or otherwise prevent such disclosure. Notwithstanding the provisions of this Agreement, each party may disclose the terms of this Agreement (i) in connection with the requirements of an initial public offering or securities filing or as otherwise required to comply with disclosure requirements for publicly traded companies; (ii) in confidence, to accountants, banks, and financing sources and their advisors; and (iii) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement.

13.5 Residuals. Notwithstanding the foregoing provisions of this Section 13, the receiving party will have the right to use and exploit Residuals, except that Residuals shall be subject to the same limitations on disclosure as the receiving party would impose on its own confidential information of like value. As used herein, “Residuals” means ideas, information and understandings that are retained in the memory of an ordinary person skilled in the art, not intent on appropriating the Confidential Information of the disclosing party as a result of his or her review, evaluation and testing of the Confidential Information of the disclosing party.

13.6 Return of Information; Survival. Upon termination of this Agreement, each party shall, return or destroy and certify the destruction of, any of the other party’s Confidential Information (including all copies thereof) in its possession or control retaining only sufficient material to fulfill remaining orders and to service the installed base of VAR’s Value-Added Utility Solution customers as mutually agreed-upon by ECHELON and VAR. Section 13.5 shall survive the expiration or termination of this Agreement, and the other provisions of this Section 13 shall survive for a period from the time of disclosure until the later to occur of the date five (5) years after (i) the date of the last sale under this Agreement, or (ii) the expiration or termination of this Agreement.

13.7 Equitable Relief. If either party breaches any of its obligations with respect to confidentiality, or if such a breach is likely to occur, the other party shall be entitled to equitable relief, including specific performance or an injunction, in addition to any other rights or remedies, including money damages, provided by law.

14. Limitation of Liability.

EXCLUDING CASES WHERE LIABILITY CANNOT BE EXCLUDED OR LIMITED BY APPLICABLE LAW, ECHELON’S TOTAL LIABILITY AND VAR’S TOTAL REMEDY UNDER OR ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER IN CONTRACT, NEGLIGENCE OR OTHERWISE, INCLUDING BUT NOT LIMITED TO LIABILITY UNDER SECTION 16 SHALL NOT EXCEED IN AGGREGATE THE LESSER OF THE TOTAL AMOUNT PAID UNDER THIS AGREEMENT BY VAR TO ECHELON FOR PRODUCTS DURING THE PRECEDING TWELVE (12) MONTHS OR ONE MILLION DOLLARS ($1,000,000). IN NO EVENT SHALL ECHELON OR ITS SUPPLIERS BE LIABLE FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, LOST PROFITS OR LOSS OF CONTRACTS, LOSS OF OR CORRUPTION TO DATA, OR ANY OTHER SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED, AND ON ANY THEORY OF LIABILITY, INCLUDING NEGLIGENCE. THESE LIMITATIONS SHALL APPLY EVEN IF A PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE PRICING AND OTHER TERMS OF THIS AGREEMENT ARE BASED IN PART UPON THE APPLICATION OF THESE LIMITATIONS TO THIS AGREEMENT. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO ECHELON’S LIABILITY, IF ANY, FOR THIRD PARTY CLAIMS FOR PERSONAL INJURY OR PHYSICAL DAMAGE TO TANGIBLE PROPERTY CAUSED BY ECHELON’S NEGLIGENCE.

15. Safe Operation.

VAR ASSUMES RESPONSIBILITY FOR, AND HEREBY AGREES TO USE COMMERCIALLY REASONABLE EFFORTS IN, DESIGNING AND MANUFACTURING VAR’S VALUE-ADDED UTILITY SOLUTION USING THE NES SYSTEM TO PROVIDE FOR SAFE OPERATION THEREOF, INCLUDING, BUT NOT LIMITED TO, COMPLIANCE OR QUALIFICATION WITH RESPECT TO ALL SAFETY LAWS, REGULATIONS AND AGENCY APPROVALS, AS APPLICABLE.

16. Indemnities.

16.1 By ECHELON. ECHELON agrees to defend or settle any action brought against VAR to the extent it is based on a claim that the NES System infringes a third party United States or European Union patent, copyright, trademark, design or trade secret. ECHELON will pay any resulting liabilities, damages and costs payable by VAR to such third party in any such action; provided that VAR (i) promptly (within twenty (20) days) notifies ECHELON in writing of any such claim and ECHELON has sole control of the defense and all related settlement negotiations and (ii) cooperates with ECHELON, at ECHELON’s expense in defending such claim. ECHELON shall have no liability for any claim based upon: (i) negligence in the design or manufacture of VAR’s Value-Added Utility Solution; (ii) breach of any express, implied or statutory warranty to a third party with respect to the VAR’s Value-Added Utility Solution; (iii) strict liability with respect to the VAR’s Value-Added Utility Solution; (iv) infringement of the intellectual property rights of any third party (except with respect to the Software) arising out of the use, operation or combination of third party or VAR products or services with non-ECHELON programs, data, equipment or documentation if such infringement would have been avoided but for such use, operation or combination; (v) except set forth herein, the manufacture, use, distribution, license, sublicense or sale of VAR’s Value-Added Utility Solution; (vi) VAR’s or end users’ modification, use, license, sublicense or distribution of the NES System, and use of other than the then current, unaltered version of the NES System after ECHELON has notified VAR in writing that a prior version should no longer be used because of a potential infringement claim, unless the infringing portion is also in the then current, unaltered release; (vii) VAR’s or its agent’s activities after ECHELON has notified VAR that ECHELON believes such activities may result in such infringement; (vii) any modifications or marking not specifically authorized in writing by ECHELON; (ix) VAR’s use of any trademarks other than as set forth in Section 12; (x) third party products and services; or (xi) any applications developed by or for VAR using the API (collectively, the “Excluded Claims”). This indemnity shall also not apply to Software or any software or firmware provided with or in Hardware that is distributed with an accompanying software license agreement (and any indemnity set forth in such agreement shall apply). If, at any time, the NES System becomes, or in the opinion of ECHELON may become, the subject of a claim of infringement of any United States or European Union patent, copyright, trademark, design or trade secret, ECHELON may, at its option (i) procure for VAR the right to continue using such NES System; (ii) replace or modify such NES System; or (iii) accept return of such NES System and refund the purchase price therefore, less a reasonable sum for use, and terminate this Agreement with respect to such NES System. The provisions of Section 7.3 (regarding Last Time Buy rights) shall not apply to Hardware that is, or in the opinion of ECHELON may be, infringing.

16.2 Limitation. ECHELON’S LIABILITY UNDER THIS SECTION 16 SHALL NOT EXCEED THE LESSER OF THE TOTAL AMOUNT PAID UNDER THIS AGREEMENT BY VAR TO ECHELON FOR THE PRODUCTS DURING THE PRECEDING TWELVE (12) MONTHS OR ONE MILLION DOLLARS ($1,000,000). THE FOREGOING STATES THE ENTIRE LIABILITY AND OBLIGATION OF ECHELON WITH RESPECT TO INFRINGEMENT OR CLAIMS OF INFRINGEMENT OF ANY PATENT, COPYRIGHT, DESIGN, TRADE SECRET, OR OTHER INTELLECTUAL PROPERTY OR PROPRIETARY RIGHT BY THE PRODUCTS OR ANY PART THEREOF.

16.3 By VAR. Except to the extent that ECHELON is obligated to indemnify VAR under Section 16.1 above, VAR agrees to indemnify, hold harmless and defend (with counsel free of any conflict of interest between such counsel and ECHELON or any other indemnitee hereunder) ECHELON and its directors, officers, employees, agents and subsidiaries from and against any and all claims, allegations, proceedings, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) arising out of or in connection with the VAR’s Value-Added Utility Solution or the Excluded Claims.

17. Grant Back. As used in this Section 17, “VAR NES Related Patents” means any current or future patents owned or controlled by VAR that claim or cover any of the functionality in or any embodiment of the NES System or any components thereof, whether hardware or software, or any Improvement thereto, and “Improvement” means any improvement in the existing features or functions of the NES System or any components thereof, whether hardware or software, and any enhancement of the features or functions of the NES System or any components thereof, whether hardware or software (including any software to integrate the Software with VAR’s application developed pursuant to Section 8.2.3, but not the application itself). VAR hereby grants to ECHELON a non-exclusive, worldwide, irrevocable, perpetual, royalty-free, fully paid license, under the VAR NES Related Patents, to make, have made, use, sell, offer for sale, import and sublicense Improvements as part of the NES System and new versions thereof. For purposes of clarification, VAR is not required to deliver to ECHELON any source code, schematics, or other materials developed by or for VAR.

18. Termination.

18.1 This Agreement may be terminated immediately by either party through written notice under any of the following conditions:

18.1.1 The other party ceases to carry on business as a going concern, becomes the object of the institution of voluntary or involuntary proceedings in bankruptcy or liquidation, or a receiver is appointed with respect to a substantial part of its assets, or any event analogous to the foregoing in any jurisdiction;

18.1.2 The other party breaches any of the material provisions of this Agreement and fails to remedy such breach within thirty (30) days after written notification by the other party of such breach; or

18.1.3 As set forth in Section 20.14.

Notwithstanding the foregoing, this Agreement may be terminated immediately by ECHELON in the event of VAR’s breach of Section 8 (Software Licensing) or by either party in the event of a breach of Section 13 (Confidential Information).

18.2 ECHELON may terminate this Agreement, in its sole discretion, if VAR fails to achieve its quarterly Minimum Intended Purchase Level for two (2) consecutive quarters or if ECHELON, in its sole discretion, determines that VAR has failed to comply with the provisions of Section 4.3.

18.3 No Liability for Expiration or Termination. VAR AGREES THAT, IN THE EVENT OF EXPIRATION OR TERMINATION OF THIS AGREEMENT FOR ANY REASON, IT SHALL HAVE NO RIGHTS TO DAMAGES OR INDEMNIFICATION OF ANY NATURE, SPECIFICALLY INCLUDING COMMERCIAL SEVERANCE PAY, WHETHER BY WAY OF LOSS OF FUTURE PROFITS, EXPENDITURES FOR PROMOTION OF ECHELON’S NES SYSTEM OR NES VAR SERVICES, OR OTHER COMMITMENTS IN CONNECTION WITH THE BUSINESS AND GOODWILL OF VAR. VAR EXPRESSLY WAIVES AND RENOUNCES ANY CLAIM TO COMPENSATION OR INDEMNITIES FOR ANY TERMINATION OF A BUSINESS RELATIONSHIP.

18.4 Survival of Certain Terms. The provisions of Sections 3.2.2, 3.2.3, 8.3, 9, 10, 11, 12.2, 13, 14, 15, 16, 17, 18.2, 18.3, 19 and 20 shall survive the expiration or termination of this Agreement for any reason. All agreements between Utilities and VAR for VAR’s Value-Added Utility Solution provided under the provisions of this Agreement shall survive the expiration or termination of this Agreement for any reason, in accordance with their terms. All other rights and obligations of the parties shall cease upon expiration or termination of this Agreement. In addition, the terms of this Agreement shall apply with respect to post-termination sales in support of Deployment Wins.

19. Project Amendments. If VAR reasonably believes that, in connection with a project for a Utility that is the subject of an Opportunity Notice, the requirements of a specific tender issued by such Utility (a copy of which must be delivered by VAR to ECHELON) could best be met by a modification of each parties respective obligations under this Agreement with respect to that particular tender, the parties agree negotiate in good faith for, and use commercially reasonable efforts to agree to modified terms and conditions (a “Project Amendment”) that shall apply only to the particular tender that is the subject of the Project Amendment. VAR acknowledges (i) that ECHELON shall have no obligation to agree to any specific warranties, penalties, penalty amounts or other terms that are the same as the corresponding conditions specified in the Utility’s tender documents and (ii) ECHELON may require an increase in the pricing for products and services purchased pursuant to this Agreement as part of such a Project Amendment. Nothing in this Section 19 shall obligate either party to enter into a Project Amendment for any specific tender. The parties agree that terms of a Project Amendment shall prevail in order to resolve conflicts, if any, between the terms of a Project Amendment and this Agreement with respect to the tender, project or request for proposal covered by such Project Amendment.

20. General.

20.1 Governing Law. This Agreement shall be governed by the laws of the State of California, including its Uniform Commercial Code and excluding the U.N. Convention on the International Sale of Goods, but without reference to conflicts of law principles.

20.2 Disputes; Arbitration. Either party may institute a suit for injunctive relief to prevent a breach of this Agreement (plus an award of costs and attorneys’ fees), and ECHELON may institute an action for payment under this Agreement (plus costs and attorneys’ fees), in any court of competent jurisdiction; as to any such suit, both parties accept, and hereby submit, to the non-exclusive in personam jurisdiction of any state or federal court in San Francisco or Santa Clara County, California. Any other dispute arising out of or in connection with or relating to this Agreement shall be determined by binding arbitration conducted in accordance with this Agreement.

20.2.1 Except as set forth in Section 20.2 above, disputes shall be finally settled by binding arbitration by an arbitral tribunal consisting of three arbitrators appointed by the Court of Arbitration of the International Chamber of Commerce (ICC). The arbitration tribunal, including all staff, all witnesses, and attending non-parties, shall be legally bound by agreements and orders to prevent disclosure of any information which may be disclosed to them in connection with arbitration proceedings conducted hereunder. The arbitration shall take place in San Francisco or Santa Clara County, California, in the English language only and according to the Rules of conciliation and arbitration of the ICC. The arbitrator shall apply California law and excluding the U.N. Convention on the International Sale of Goods, but without reference to conflicts of laws principles, to the merits of the dispute but the arbitrator shall not in any circumstances have the power or authority to add to or detract from this Agreement, to find any provision of this Agreement unconscionable or otherwise unenforceable or to award any party punitive damages or any other remedy or damages prohibited by this Agreement.

20.2.2 The joint costs of arbitration (such as court reporting costs and the arbitrator’s fees) shall be borne equally by the parties except that the arbitrator, in his or her discretion, may award such costs and/or reasonable attorney’s fees and other costs to be paid by the losing party to the prevailing party.

20.2.3 Judgment on the arbitrators’ award may be entered in any court having jurisdiction.

20.3 No Waiver. No modification to this Agreement, or any waiver of any rights, shall be effective unless mutually assented to in writing and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

20.4 Assignment. Neither party may assign this Agreement, by operation of law or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld. Either party may assign this Agreement without the consent of the other party to its wholly-owned subsidiaries or to a third party which acquires all or substantially all of that portion of its business or assets to which this Agreement pertains, whether by merger, reorganization, acquisition, sale or otherwise.

20.5 Invalidity. If any provision in this Agreement shall be held to be invalid or unenforceable the remainder of this Agreement shall remain valid and enforceable.

20.6 Independent Contractors. Each party shall provide the services under this Agreement as an independent contractor. Each party is an independent contractor and as such does not have any authority to bind or commit the other to any third party. Nothing herein contained shall be deemed or construed to create a joint venture, partnership, agency, or franchisor/franchisee relationship between the parties for any purpose.

20.7 Purchases By Related Companies. A parent corporation of VAR which owns more than fifty percent (50%) of the voting stock or other equity interests in VAR, and subsidiaries and affiliates of VAR or such parent in which VAR or such parent owns more than fifty percent (50%) of the voting stock or other equity interests, shall be authorized to order Hardware and exercise any other rights of VAR under this Agreement; provided, that such parent, subsidiary or affiliate agrees in writing to be bound by the terms of this Agreement as if it were a party hereto. VAR hereby guarantees the performance of all obligations hereunder of any such parent, subsidiary or affiliate, and upon request of ECHELON, shall execute such guarantee or other agreement as ECHELON may request to evidence such guarantee. VAR shall create and update Exhibit H from time to time to add the name and address of any such parent, subsidiary or affiliate.

20.8 Entire Agreement. This Agreement and any software license agreement accompanying the Software is the complete agreement between the parties hereto concerning the subject matter of this Agreement and replaces any prior oral or written communications between the parties. There are no conditions, understandings, agreements, representations or warranties, expressed or implied, which are not specified herein. This Agreement may only be modified by a written document executed by the parties hereto and replaces and supersedes any prior agreements and communications, oral or in writing, between the parties. VAR confirms that it does not rely on any representation made but not expressly included in this Agreement.

20.9 Third Party Beneficiaries. Except as specifically set forth herein, this Agreement does not create any third party beneficiary between a party to this Agreement and any third party.

20.10 Governmental Approvals. VAR represents and warrants that no consent, approval or authorization of or designation, declaration or filing with any governmental authority is required in connection with the valid execution and delivery of this Agreement. Alternatively, if any such actions are required, VAR agrees to use its best efforts to obtain such consent, approval or authorization and agrees to complete such designation, declaration or filing. ECHELON will cooperate as reasonably requested by VAR for the completion of such required actions. VAR promptly will provide ECHELON with copies of any documents in connection with such actions.

20.11 Foreign Corrupt Practices Act. In conformity with the United States Foreign Corrupt Practices Act and with ECHELON’s established corporate policies regarding foreign business practices, VAR and its employees and agents shall not directly or indirectly make and offer, payment, promise to pay, or authorize payment, or offer a gift, promise to give, or authorize the giving of anything of value for the purpose of influencing an act or decision of an official of any government (including a decision not to act) or inducing such a person to use his influence to affect any such governmental act or decision in order to assist ECHELON or VAR in obtaining, retaining or directing any such business.

20.12 Compliance with Laws. Each party shall comply with all applicable laws, regulations and rules of any governmental authority having jurisdiction and shall obtain all necessary permits, licenses and consents of governmental authorities necessary for the manufacture, sale, export, import or other performance contemplated by this Agreement. Each party hereby represents and warrants that no consent, approval or authorization of or designation, declaration or filing with any governmental authority is required in connection with the valid execution, delivery and performance of this Agreement.

20.13 Export Controls. VAR agrees not to export, or re-export, or cause to be exported or re-exported, any Hardware or Software received hereunder, or the direct product of such Hardware or Software, to any country to which, under the laws of the United States, VAR is or might be prohibited from exporting such technology or the direct product thereof.

20.14 Force Majeure. Except for VAR’s payment obligations to ECHELON, neither party shall be liable to the other for its failure to perform any of its obligations hereunder (excluding a payment obligation) during any period in which such performance is delayed by circumstances beyond its reasonable control including, but not limited to, fire, flood, earthquake, war, embargo, strike, riot, inability to secure materials and transportation facilities, supplier failures or delays due to industry conditions (e.g., shortages or allocations) or the intervention of any governmental authority. If such delaying cause shall continue for more than sixty (60) days, the party injured by the inability of the other to perform shall have the right upon written notice to terminate this Agreement.

20.15 English Language. This Agreement is in the English language only, which language shall be controlling in all respects. No translation, if any, of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in determination of the interests of either party hereto.

20.16 Notice. Any notices required for or permitted by this Agreement are effective as follows: (i) immediately when delivered by personal delivery to the individuals identified below, (ii) upon written verification of receipt when delivered by overnight courier, or (iii) upon verification of receipt when delivered by certified or registered mail, return receipt requested. All notices must be in writing, sent via one of the methods indicated in this Section, and sent to the addresses set forth on the cover page of this Agreement or to such other address that the receiving party may have provided for the purpose of notice in accordance with this Section 20.16. In the case of ECHELON, such notices shall be addressed to the General Counsel at the address first set forth on the cover page, and in the case of VAR, such notices shall be addressed to the VAR Contact set forth on the cover page at the address set forth on the cover page. Either party may change its designated addressee by written notice to the other party in accordance with the provisions of this Section 20.16.

20.17 Execution in Counterparts and By Facsimile. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one instrument. This Agreement may be executed and delivered by facsimile and the parties agree that such facsimile execution and delivery shall have the same force and effect as delivery of an original document with original signatures, and that each party may use such facsimile signatures as evidence of the execution and delivery of this Agreement by all parties to the same extent that an original signature could be used.

20.18 Product Evaluation. From time to time, in its sole discretion, ECHELON may offer VAR the opportunity to receive new or modified versions of hardware or software Products prior to their commercial release by ECHELON (“Pre-Release Products”), at no charge or for such charge as ECHELON may specify. VAR may, but shall have no obligation to, accept ECHELON’s offer receive Pre-Release Products. If VAR elects to receive any Pre-Release Products, then the following terms shall apply:

20.18.1 VAR acknowledges that the Pre-Release Products have not been commercially released, and that VAR shall use such Pre-Release Products with the understanding that such Pre-Release Products may not have passed safety agency tests. VAR will indemnify and hold harmless Echelon from and against all claims, costs, losses, damages and expenses, including attorney’s fees, arising out of or relating to VARs use of the Pre-Release Products. Due to the nature of development work, ECHELON cannot be certain as to when or whether errors or discrepancies in the Pre-Release Product(s) may be corrected. VAR acknowledges that the Pre-Release Products may not be offered for sale as then implemented, or in any implementation.

20.18.2 VAR agrees to comply with such other conditions and restrictions as ECHELON may specify in writing. By way of examples and not limitation, (i) ECHELON may require that the Pre-Release Products be limited to (A) VAR’s internal use and evaluation only in its product development laboratory, and ECHELON may limit VAR’s evaluation to only non-destructive testing, such as testing for accuracy, accuracy under interference and manufacturing quality or (B) marketing, trade show or customer demonstration purposes only; or (ii) ECHELON may limit VAR’s evaluation of the Pre-Release Products to a specified evaluation period, after which ECHELON may, but shall not be required to, require that VAR either return or purchase or license the Pre-Release Products; or (iii) ECHELON may require that VAR permit use of the Pre-Release Products only by employees who have appropriate training and education required for the safe operation of untested products.

20.18.3 VAR acknowledge agrees that unauthorized copying or disclosure will cause great damage to ECHELON or to any third party holding any right, title or interest in the Pre-Release Products. The restrictions contained in Section 8 shall apply to the Pre-Release Products and such Pre-Release Products shall be considered as Confidential Information unless otherwise noted in the accompanying conditions and restrictions.

20.18.4 Unless otherwise noted in the accompanying conditions and restrictions, VAR may make up to one (1) copy of any software that is included in the Pre-Release Products only for back-up purposes, and may not otherwise copy any such software that is included in the Products. VAR agrees that the Pre-Release Products, all copies thereof and all intellectual property rights therein and thereto are owned by ECHELON or its suppliers, that all copies of software will display ECHELON’s copyright notice. VAR agrees that it will not distribute to any third party the Pre-Release Products, any portion thereof, or any program derived from the Pre-Release Products, except as permitted by ECHELON in writing.

20.18.5 Notwithstanding anything of the other warranties provided for in this Agreement, THE PRE-RELEASE PRODUCTS ARE PROVIDED “AS IS” WITHOUT WARRANTY OR CONDITION OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

20.18.6 Contacts.

Invoices to be sent to VAR for startup and annual VAR SIP Service shall be addressed to:

VAR designates:

As its primary contact point for cooperative marketing activities.

END OF TERMS AND CONDITIONS